Exhibit 10.2

EXECUTION VERSION

THIRD AMENDMENT TO CREDIT AND GUARANTY AGREEMENT

THIRD AMENDMENT TO CREDIT AND GUARANTY AGREEMENT (this “Third Amendment”), dated as of September 15, 2014 among UNITED AIRLINES, INC. (formerly known as Continental Airlines, Inc. and as successor by merger to United Air Lines, Inc.), a Delaware corporation (the “Borrower”), UNITED CONTINENTAL HOLDINGS, INC., a Delaware corporation (“UCH”), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, together with its successors and permitted assigns, the “Administrative Agent”), as Issuing Lender and as Term B-1 Lender (in such capacity, the “Term B-1 Lender”), BNP PARIBAS, as a new Revolving Lender, and the Consenting Lenders (as defined below).  Unless otherwise indicated, all capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Loan Agreement referred to below (as amended by this Third Amendment).

W I T N E S S E T H:
WHEREAS, the Borrower, UCH and certain of its subsidiaries other than the Borrower from time to time, as guarantors, the Lenders and the Administrative Agent are parties to a Credit and Guaranty Agreement dated as of March 27, 2013 (as amended by the First Amendment to Credit and Guaranty Agreement, dated as of March 27, 2014, and the Second Amendment to Credit and Guaranty Agreement, dated as of July 25, 2014, and as further amended, modified and supplemented and in effect on the date hereof, the “Loan Agreement”) comprised of a $1,000,000,000 revolving credit facility and a $900,000,000 original principal amount term loan facility;

WHEREAS, the Borrower has proposed to (i) extend the Revolving Facility Maturity Date to January 2, 2019, (ii) upsize the existing Revolving Commitments by $350,000,000 to a Total Revolving Commitment of $1,350,000,000 and (iii) add a new class of term loans in an aggregate principal amount of $500,000,000, in each case on the terms and conditions set forth herein;

WHEREAS, the Borrower also desires to execute and deliver Amendment No. 1 to the SRG Security Agreement (the “SRG Security Agreement Amendment”) and Amendment No. 1 to the Slot and Gate Security Agreement (the “Slot and Gate Security Agreement Amendment”) on the Third Amendment Effective Date (as defined below) to pledge additional Collateral to secure its Obligations under the Facilities; and

WHEREAS, each Revolving Lender (other than ING Capital LLC) immediately prior to the effectiveness of this Third Amendment (each, a “Consenting Lender”) desires to consent to the amendments set forth herein.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1 - Loan  Agreement  Amendments.  Subject to the satisfaction of the conditions set forth in Section 2 hereof, the Loan Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Loan Agreement attached as Exhibit A. Each Lender (such Lenders constituting the Required Lenders) party hereto consents to the terms of this Amendment as set forth in Exhibit A hereto.

SECTION 2 - Conditions to Effectiveness.  This Third Amendment shall become effective on the date when each of the following conditions specified below shall have been satisfied (the “Third Amendment Effective Date”):

(a) Executed Amendment.  The Administrative Agent shall have received signed signature pages to this Third Amendment from the Borrower, Parent, JPMorgan Chase Bank, N.A. (as Administrative Agent, Issuing Lender and Term B-1 Lender), BNP Paribas and the Consenting Lenders

(b) Supporting Documents.  The Administrative Agent shall have received in form and substance reasonably satisfactory to the Administrative Agent:

(i) from each of the Borrower and Parent, a certificate of the Secretary of State of the state of Delaware, dated as of a recent date, as to the good standing of that entity and as to the charter documents on file in the office of such Secretary of State;

(ii) from the Borrower and Parent, a certificate of the Secretary or an Assistant Secretary (or similar officer), of such entity dated the Third Amendment Effective Date and certifying (A) that attached thereto is a true and complete copy of the certificate of incorporation and the by-laws of that entity as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the board of directors of that entity authorizing the execution, delivery and performance by it of this Third Amendment, (C) that the certificate of incorporation of that entity has not been amended since the date of the last amendment thereto indicated on the certificate of the Secretary of State furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer of that entity executing this Third Amendment, the SRG Security Agreement Amendment and the Slot and Gate Security Agreement Amendment or any other document delivered by it in connection herewith or therewith (in each case to the extent such entity is a party to such document) (such certificate to contain a certification by another officer of that entity as to the incumbency and signature of the officer signing the certificate referred to in this clause (ii)); and

(iii) from the Borrower and Parent, an Officer’s Certificate certifying (A) as to the truth in all material respects of the representations and warranties set forth in Section 3 of this Third Amendment as though made by it on the Third Amendment Effective Date, except to the extent that any such representation or warranty relates to a specified date, in which case as of such date (provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects as of the applicable date, before and after giving effect to this Third Amendment) and (B) as to the absence of any event occurring and continuing, or resulting from the transactions contemplated hereby to occur on the Third Amendment Effective Date, that constitutes an Event of Default.

(c) Security Agreements.  The Borrower shall have duly executed and delivered to the Administrative Agent (x) the SRG Security Agreement Amendment and (y) the Slot and Gate Security Agreement Amendment, together with UCC financing statement amendments in form and substance reasonably acceptable to the Administrative Agent to reflect the changes contemplated by the SRG Security Agreement Amendment and the Slot and Gate Security Agreement Amendment, in each case as may be required to grant, continue and maintain an enforceable security interest in the applicable Collateral subject to the Lien of the SRG Security Agreement and the Slot and Gate Security Agreement (subject to the terms of the Loan Documents) in accordance with the UCC as enacted in all relevant jurisdictions.

(d) Opinions of Counsel.  The Administrative Agent shall have received:

(i) a written opinion of David Olaussen, Managing Counsel—Finance, Fleet & Loyalty, for the Borrower, dated the Third Amendment Effective Date, in form and substance reasonably satisfactory to the Administrative Agent;

(ii) a written opinion of Hughes Hubbard & Reed LLP, special New York counsel to the Borrower and Parent, dated the Third Amendment Effective Date, in form and substance reasonably satisfactory to the Administrative Agent; and

(iii) a written opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to the Administrative Agent, dated the Third Amendment Effective Date, in form and substance reasonably satisfactory to the Administrative Agent.

(e) Payment of Expenses.  The Borrower shall have paid all reasonable and documented out-of-pocket expenses of the Administrative Agent (including reasonable attorneys’ fees of Milbank, Tweed, Hadley & McCloy LLP) for which invoices have been presented at least one Business Day prior to the Third Amendment Effective Date.

(f) Evidence of Repayment.  Upon the making of the Class B-1 Term Loans on the Third Amendment Effective Date (and after giving effect to the application of the proceeds thereof), the outstanding principal amount of, the accrued and unpaid interest on, and all other amounts then due with respect to, the 6.75% Notes shall have been paid in full, and the liens securing the 6.75% Notes shall have been released, in each case in a manner reasonably satisfactory to the Administrative Agent.

(g) Representations and Warranties.  All representations and warranties of the Borrower set forth in Section 3 of this Third Amendment shall be true and correct in all material respects on and as of the Third Amendment Effective Date, before and after giving effect to the transactions contemplated hereby to occur on the Third Amendment Effective Date, as though made on and as of such date (except to the extent any such representation or warranty by its terms is made as of a different specified date, in which case as of such specified date); provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to the transactions contemplated hereby to occur on the Third Amendment Effective Date.

(h) No Event of Default.  Before and after giving effect to the transactions contemplated hereby to occur on the Third Amendment Effective Date, no Event of Default shall have occurred and be continuing on the Third Amendment Effective Date.

(i) Patriot Act.  The Lenders shall have received at least five (5) days prior to the Third Amendment Effective Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, that such Lenders shall have requested from the Borrower or Parent prior to such date.

(j) Adjustment of Revolving Loans.  To the extent the Commitments being increased on the Third Amendment Effective Date are Revolving Commitments, each of the existing Revolving Lenders shall assign to each of the applicable New Lenders, and each of the New Lenders shall purchase from each of the existing Revolving Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on the Third Amendment Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by the existing Revolving Lenders and New Lenders ratably in accordance with their Revolving Commitments after giving effect to the increased Revolving Commitments on the Third Amendment Effective Date.  If there is a new Borrowing of Revolving Loans on the Third Amendment Effective Date, the Revolving Lenders after giving effect to the Third Amendment Effective Date shall make such Revolving Loans in accordance with Section 2.01(a) of the Loan Agreement.

The Administrative Agent shall promptly notify the parties hereto and the other Lenders of the occurrence of the Third Amendment Effective Date. On the Third Amendment Effective Date and concurrently herewith, the Borrower shall pay to the Administrative Agent, the Lead Arrangers and the Lenders the then unpaid balance of all accrued and unpaid Fees due, owing and payable and pursuant to the Loan Agreement, as referred to in Sections 2.19 and 2.20 thereof.

SECTION 3 - Representations and Warranties.  In order to induce the other parties hereto (excluding the Borrower or Parent, as the case may be) to enter into this Third Amendment, each of the Borrower and Parent jointly and severally represents and warrants to each of such other parties that on and as of the date hereof after giving effect to this Third Amendment:

(a) no Event of Default has occurred and is continuing or would result from giving effect to the Third Amendment;

(b) the representations and warranties contained in the Loan Agreement and the other Loan Documents (other than the representations and warranties set forth in Sections 3.05(b), 3.06 and 3.09(a) of the Loan Agreement), are true and correct in all material respects on and as of the date hereof with the same effect as if made on and as of the date hereof except to the extent that such representations and warranties expressly relate to an earlier date and in such case as of such date; provided that any representation or warranty that is qualified by materiality, “Material Adverse Change” or “Material Adverse Effect” shall be true and correct in all respects, as though made on and as of the applicable date, before and after giving effect to the Third Amendment;

(c) except as disclosed in Parent’s Annual Report on Form 10-K for 2013 or any subsequent report filed by Parent on Form 10-Q or Form 8-K with the SEC, since December 31, 2013 there has been no Material Adverse Change;

(d) as of the Third Amendment Effective Date, other than as set forth on Schedule 3.06, (a) each of the Persons listed on Schedule 3.06 is a wholly-owned, direct or indirect Subsidiary of Parent, and (b) Parent owns no other Subsidiaries (other than Immaterial Subsidiaries), whether directly or indirectly;

(e) except as disclosed in Parent’s Annual Report on Form 10-K for 2013 or any subsequent report filed by Parent on Form 10-Q or Form 8-K with the SEC since December 31, 2013, there are no actions, suits, proceedings or investigations pending or, to the knowledge of the Borrower or the Guarantors, threatened against the Borrower or the Guarantors or any of their respective properties (including any properties or assets that constitute Collateral under the terms of the Loan Documents), before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that (i) are likely to have a Material Adverse Effect or (ii) could reasonably be expected to affect the legality, validity, binding effect or enforceability of the Loan Documents or, in any material respect, the rights and remedies of the Administrative Agent or the Lenders thereunder or in connection with the Transactions; and

(f) Parent has implemented and maintains in effect policies and procedures intended to ensure compliance by Parent, its Subsidiaries and, when acting in such capacity, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Parent and its Subsidiaries are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of Parent, any of its Subsidiaries or to the knowledge of Parent any of their respective directors or officers is a Sanctioned Person.

SECTION 4 - Reference to and Effect on the Loan Agreement; Ratification.  At and after the effectiveness of this Third Amendment, each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement, as amended by this Third Amendment. The Loan Agreement and each of the other Loan Documents, as specifically amended by this Third Amendment, and the obligations of the Borrower hereunder and thereunder, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.  The parties hereto confirm and agree that the guaranty under Section 9 of the Loan Agreement shall continue in full force and effect after giving effect to this Third Amendment, and the term “Obligations” as used in the Loan Agreement shall include all obligations of the Borrower under the Loan Agreement, as amended by this Third Amendment.    This Third Amendment shall be deemed to be a “Loan Document” for all purposes of the Loan Agreement and the other Loan Documents. The execution, delivery and effectiveness of this

Third Amendment shall not, except as expressly provided herein, operate as an amendment or waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute an amendment or waiver of any provision of any of the Loan Documents.

SECTION 5 - Execution in Counterparts.  This Third Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Third Amendment shall become effective as set forth in Section 2, and from and after the Third Amendment Effective Date shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted transferees and permitted assigns. Delivery of an executed counterpart of a signature page of this Third Amendment by facsimile or electronic .pdf copy shall be effective as delivery of a manually executed counterpart of this Third Amendment.

SECTION 6 - Governing Law.  THIS THIRD AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS THIRD AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 7 – New Lenders.  Subject to the satisfaction of the conditions set forth in Section 2 and effective as of the Third Amendment Effective Date, BNP Paribas and the Term B-1 Lender each (i) shall be deemed to be a party to the Loan Agreement (as amended by this Third Amendment), (ii) shall be bound by the terms and conditions, and subject to the rights and obligations, of a Lender under the Loan Agreement and the other Loan Documents and (iii) shall have its Commitment be in full force and effect as and from the Third Amendment Effective Date.

SECTION 8 - Waiver of Notice.  The Administrative Agent waives the requirement for it to receive the notice specified in Section 2.27(a) with respect to the transactions contemplated by this Third Amendment.

[REMAINDER OF THIS PAGE IS LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed and delivered as of the day and year above written.

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Lender, Issuing Lender and Term B-1 Lender

By:	/s/ Matthew H. Massie
	Name:	Matthew H. Massie
	Title:	Managing Director

UNITED AIRLINES, INC.

By:	/s/ Gerald Laderman
	Name:	Gerald Laderman
	Title:	Senior Vice President Finance, Procurement and Treasurer

UNITED CONTINENTAL HOLDINGS, INC.

By:	/s/ Gerald Laderman
	Name:	Gerald Laderman
	Title:	Senior Vice President Finance, Procurement and Treasurer

Third Amendment To Credit And Guaranty Agreement

BANK OF AMERICA, N.A.

By:	/s/ Kenneth J. Beck
	Name:	Kenneth J. Beck
	Title:	Director

Third Amendment To Credit And Guaranty Agreement

BARCLAYS BANK PLC

By:	/s/ Christopher R. Lee
	Name:	Christopher R. Lee
	Title:	Assistant Vice President

Third Amendment To Credit And Guaranty Agreement

BNP PARIBAS

By:	/s/ Robert Papas
	Name:	Robert Papas
	Title:	Director Transportation Group-Aviation Finance

By:	/s/ Elena Serdyuk
	Name:	Elena Serdyuk
	Title:	Director

Third Amendment To Credit And Guaranty Agreement

CITIBANK, N.A.

By:	/s/ Scott Slavik
	Name:	Scott Slavik
	Title:	Vice President

Third Amendment To Credit And Guaranty Agreement

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By:	/s/ Brian Bolotin
	Name:	Brian Bolotin
	Title:	Managing Director

By:	/s/ Thomas Jean
	Name:	Thomas Jean
	Title:	Director

Third Amendment To Credit And Guaranty Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By:	/s/ Vipul Dhadda
	Name:	Vipul Dhadda
	Title:	Authorized Signatory

By:	/s/ D. Andrew Maletta
	Name:	D. Andrew Maletta
	Title:	Authorized Signatory

Third Amendment To Credit And Guaranty Agreement

DEUTSCHE BANK AG NEW YORK BRANCH

By:	/s/ Kirk L. Tashjian
	Name:	Kirk L. Tashjian
	Title:	Vice President

By:	/s/ Michael Winters
	Name:	Michael Winters
	Title:	Vice President

Third Amendment To Credit And Guaranty Agreement

GOLDMAN SACHS BANK USA

By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

Third Amendment To Credit And Guaranty Agreement

MORGAN STANLEY BANK, N.A.

By:	/s/ Michael King
	Name:	Michael King
	Title:	Authorized Signatory

Third Amendment To Credit And Guaranty Agreement

MORGAN STANLEY SENIOR FUNDING, INC.

By:	/s/ Michael King
	Name:	Michael King
	Title:	Vice President

Third Amendment To Credit And Guaranty Agreement

OPUS BANK

By:	/s/ Jeff Worden
	Name:	Jeff Worden
	Title:	VP, Portfolio Manager

Third Amendment To Credit And Guaranty Agreement

SCHEDULE 3.06

SUBSIDIARIES OF UNITED CONTINENTAL HOLDINGS, INC.

	Jurisdiction of Incorporation	Ownership (directly or indirectly by Parent)

Air Wis Services, Inc.	Wisconsin	100%
United Airlines, Inc.	Delaware	100%
UAL Benefits Management, Inc.	Delaware	100%
Air Wisconsin, Inc.	Wisconsin	100%
Domicile Management Services, Inc.	Delaware	100%
Air Micronesia, Inc.	Delaware	100%
CALFINCO Inc.	Delaware	100%
Century Casualty Company	Vermont	100%
Continental Airlines Domain Name Limited	England	100%
Continental Airlines Finance Trust II	Delaware	100%
Continental Airlines Fuel Purchasing Group, LLC	Delaware	100%
Continental Airlines, Inc. Supplemental Retirement Plan for Pilots Trust	Delaware	100%
Continental Airlines Purchasing Holdings LLC	Delaware	100%
Presidents Club of Guam, Inc.	Delaware	100%
Continental Express, Inc.	Delaware	100%
CAL Cargo, S.A. de C.V.	Mexico	100%
Continental Airlines de Mexico, S.A.	Mexico	99.96%
Continental Micronesia, Inc.	Delaware	100%
Continental Airlines Purchasing Services LLC	Delaware	100%
Covia LLC	Delaware	100%
Mileage Plus Holdings, LLC	Delaware	100%
United Aviation Fuels Corporation	Delaware	100%
United Cogen, Inc.	Delaware	100%
United Vacations, Inc.	Delaware	100%
Galileo Japan Partnership	Japan	56%
MPH I, Inc.	Delaware	100%
Mileage Plus, Inc.	Delaware	100%
Mileage Plus Marketing, Inc.	Delaware	100%

EXHIBIT A

[Attached]

EXECUTION VERSION

MARKED VERSION REFLECTING CHANGES PURSUANT TO THIRD AMENDMENT ADDED TEXT SHOWN UNDERSCORED DELETED TEXT SHOWN ~~STRIKETHROUGH~~

CREDIT AND GUARANTY AGREEMENT

dated as of March 27, 2013

among

CONTINENTAL AIRLINES, INC.,

and

UNITED AIR LINES, INC.,

as Co-Borrowers,

UNITED CONTINENTAL HOLDINGS, INC.,

as Parent and a Guarantor,

THE SUBSIDIARIES OF THE PARENT PARTY HERETO
OTHER THAN THE CO-BORROWERS,

as Guarantors,

THE LENDERS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

BARCLAYS BANK PLC,
CITIGROUP GLOBAL MARKETS INC.

and

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Syndication Agents,

CREDIT SUISSE SECURITIES (USA) LLC,
DEUTSCHE BANK SECURITIES INC.,
GOLDMAN SACHS BANK USA

and

MORGAN STANLEY SENIOR FUNDING, INC.,

Table of Contents

Page
SECTION 1. DEFINITIONS	2
Section 1.01. Defined Terms	2
Section 1.02. Terms Generally	~~50~~52
Section 1.03. Accounting Terms; GAAP	~~50~~53
SECTION 2. AMOUNT AND TERMS OF CREDIT	~~51~~53
Section 2.01. Commitments of the Lenders; Term Loans	~~51~~53
Section 2.02. Letters of Credit	~~52~~54
Section 2.03. Requests for Loans	~~57~~60
Section 2.04. Funding of Loans	~~59~~62
Section 2.05. Interest Elections	~~60~~63
Section 2.06. Limitation on Eurodollar Tranches	~~61~~64
Section 2.07. Interest on Loans	~~61~~64
Section 2.08. Default Interest	~~61~~64
Section 2.09. Alternate Rate of Interest	~~61~~65
Section 2.10. Amortization of Term Loans; Repayment of Loans; Evidence of Debt	~~62~~65
Section 2.11. Optional Termination or Reduction of Revolving Commitments	~~63~~66
Section 2.12. Mandatory Prepayment of Loans; Commitment Termination	~~63~~66
Section 2.13. Optional Prepayment of Loans	~~64~~68
Section 2.14. Increased Costs	~~66~~69
Section 2.15. Break Funding Payments	~~68~~71
Section 2.16. Taxes	~~68~~72
Section 2.17. Payments Generally; Pro Rata Treatment	~~71~~75
Section 2.18. Mitigation Obligations; Replacement of Lenders	~~73~~77
Section 2.19. Certain Fees	~~74~~77
Section 2.20. Commitment Fee and Upfront Fee	~~74~~78
Section 2.21. Letter of Credit Fees	~~74~~78
Section 2.22. Nature of Fees	~~75~~78
Section 2.23. Right of Set-Off	~~75~~79
Section 2.24. Security Interest in Letter of Credit Account	~~75~~79
Section 2.25. Payment of Obligations	~~75~~79
Section 2.26. Defaulting Lenders	~~76~~79
Section 2.27. Increase in Commitment	~~80~~84
Section 2.28. Extension of Term Loans; Extension of the Revolving Facility	~~82~~86
SECTION 3. REPRESENTATIONS AND WARRANTIES	~~86~~90
Section 3.01. Organization and Authority	~~87~~91
Section 3.02. Air Carrier Status	~~87~~91
Section 3.03. Due Execution	~~87~~91
Section 3.04. Statements Made	~~88~~92

i

Section 3.05. Financial Statements; Material Adverse Change	~~88~~92
Section 3.06. Ownership of Subsidiaries	~~88~~92
Section 3.07. Liens	~~89~~92
Section 3.08. Use of Proceeds	~~89~~93
Section 3.09. Litigation and Compliance with Laws	~~89~~93
Section 3.10. FAA Slot Utilization	~~89~~93
Section 3.11. Foreign Slot Utilization	~~89~~93
Section 3.12. Routes	~~90~~94
Section 3.13. Margin Regulations; Investment Company Act	~~90~~94
Section 3.14. Ownership of Collateral	~~90~~94
Section 3.15. Perfected Security Interests	~~91~~95
Section 3.16. Payment of Taxes	~~91~~95
Section 3.17. Anti-Corruption Laws and Sanctions	95
SECTION 4. CONDITIONS OF LENDING	~~91~~95
Section 4.01. Conditions Precedent to Closing	~~91~~95
Section 4.02. Conditions Precedent to Each Loan and Each Letter of Credit	~~94~~98
SECTION 5. AFFIRMATIVE COVENANTS	~~95~~99
Section 5.01. Financial Statements, Reports, etc.	~~95~~99
Section 5.02. Taxes	~~97~~101
Section 5.03. Stay, Extension and Usury Laws	~~97~~101
Section 5.04. Corporate Existence	~~97~~102
Section 5.05. Compliance with Laws	~~98~~102
Section 5.06. Designation of Restricted and Unrestricted Subsidiaries	~~98~~102
Section 5.07. Delivery of Appraisals	~~99~~103
Section 5.08. Regulatory Cooperation	~~99~~103
Section 5.09. Regulatory Matters; Citizenship; Utilization; Collateral Requirements	~~100~~104
Section 5.10. Collateral Ownership	~~102~~106
Section 5.11. Insurance	~~102~~106
Section 5.12. Additional Guarantors; Grantors; Collateral	~~102~~106
Section 5.13. Access to Books and Records	~~103~~107
Section 5.14. Further Assurances	~~104~~108
SECTION 6. NEGATIVE COVENANTS	~~104~~108
Section 6.01. Restricted Payments	~~104~~108
Section 6.02. Restrictions on Ability of Restricted Subsidiaries to Pay Dividends and Make Certain Other Payments	~~109~~114
Section 6.03. Incurrence of Indebtedness and Issuance of Preferred Stock	~~112~~116
Section 6.04. Disposition of Collateral	~~117~~121
Section 6.05. Transactions with Affiliates	~~118~~122
Section 6.06. Liens	~~119~~123
Section 6.07. Business Activities	~~119~~124
Section 6.08. Liquidity	~~119~~124
Section 6.09. Collateral Coverage Ratio	~~120~~124

ii

Section 6.10. Merger, Consolidation, or Sale of Assets	~~121~~125
Section 6.11. Use of Proceeds	126
SECTION 7. EVENTS OF DEFAULT	~~122~~126
Section 7.01. Events of Default	~~122~~126
SECTION 8. THE AGENTS	~~125~~130
Section 8.01. Administration by Agents	~~125~~130
Section 8.02. Rights of Administrative Agent	~~126~~130
Section 8.03. Liability of Agents	~~126~~131
Section 8.04. Reimbursement and Indemnification	~~127~~132
Section 8.05. Successor Agents	~~128~~132
Section 8.06. Independent Lenders	~~128~~133
Section 8.07. Advances and Payments	~~129~~133
Section 8.08. Sharing of Setoffs	~~129~~133
Section 8.09. Withholding Taxes	~~130~~134
Section 8.10. Appointment by Secured Parties	~~130~~134
SECTION 9. GUARANTY	~~130~~135
Section 9.01. Guaranty	~~130~~135
Section 9.02. No Impairment of Guaranty	~~131~~136
Section 9.03. Continuation and Reinstatement, etc.	~~132~~136
Section 9.04. Subrogation	~~132~~136
Section 9.05. Discharge of Guaranty	~~132~~137
SECTION 10. MISCELLANEOUS	~~133~~137
Section 10.01. Notices	~~133~~137
Section 10.02. Successors and Assigns	~~134~~138
Section 10.03. Confidentiality	~~139~~144
Section 10.04. Expenses; Indemnity; Damage Waiver	~~140~~144
Section 10.05. Governing Law; Jurisdiction; Consent to Service of Process	~~142~~147
Section 10.06. No Waiver	~~142~~147
Section 10.07. Extension of Maturity	~~143~~147
Section 10.08. Amendments, etc.	~~143~~147
Section 10.09. Severability	~~146~~150
Section 10.10. Headings	~~146~~150
Section 10.11. Survival	~~146~~151
Section 10.12. Execution in Counterparts; Integration; Effectiveness	~~146~~151
Section 10.13. USA Patriot Act	~~146~~151
Section 10.14. New Value	~~147~~151
Section 10.15. WAIVER OF JURY TRIAL	~~147~~151
Section 10.16. No Fiduciary Duty	~~147~~152
Section 10.17. Joint and Several Obligations	~~148~~152
Section 10.18. Intercreditor Agreements	~~148~~153

iii

SECTION 1.

DEFINITIONS
Section 1.01.  Defined Terms.

“6.75% Notes” means the notes outstanding under the Indenture, dated as of August 18, 2010 between, inter alios, United Airlines, Inc. (formerly known as Continental Airlines, Inc.) and The Bank of New York Mellon Trust Company, N.A., as trustee.

“2014 Extended Revolving Commitment” means the Existing Revolving Commitments set forth in the column “2014 Extended Revolving Commitment” in Section A of Annex A hereto held by the corresponding Revolving Lender as of the Third Amendment Effective Date and any assignment thereof in whole or in part.

“2014 Revolving Commitment” shall have the meaning given to such term in the definition of “Revolving Commitment.”

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate.

“Account” shall mean all “accounts” as defined in the UCC, and all rights to payment for interest (other than with respect to debt and credit card receivables).

“Account Control Agreements” shall mean each three-party security and control agreement entered into by any Grantor, the Administrative Agent and a financial institution which maintains one or more deposit accounts or securities accounts that have been pledged to the Administrative Agent as Collateral hereunder or under any other Loan Document, in each case giving the Administrative Agent exclusive control over the applicable account and in form and substance reasonably satisfactory to the Administrative Agent and as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time.

“Account Debtor” shall mean the Person obligated on an Account. “Acquired Debt” means, with respect to any specified Person:

(1)           Indebtedness, Disqualified Stock or preferred stock of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into such specified Person, or became a Subsidiary of such specified Person, to the extent such Indebtedness is incurred or such Disqualified Stock or preferred stock is issued in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into, or becoming a Subsidiary of, such specified Person; and

principal amount of such Lender’s Term Loans ~~and~~, (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments of such Lender have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding and (iii) the aggregate amount of such Lender's Commitments with respect to each Class of Term Loans (if any) then in effect.

“Aggregate Exposure Percentage” shall mean, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Aircraft Appraiser” shall mean (i) AVITAS, (ii) any appraisal firm listed on Annex B hereof or (iii) any other independent appraisal firm appointed by the Co-Borrowers and satisfactory to the Administrative Agent.

“Airline/Parent Merger” means the merger or consolidation, if any, of one or both of the Co-Borrowers and Parent.

“Airlines Merger” means the merger or consolidation of Continental and United.

“Airport Authority” shall mean any city or any public or private board or other body or organization chartered or otherwise established for the purpose of administering, operating or managing airports or related facilities, which in each case is an owner, administrator, operator or manager of one or more airports or related facilities.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the sum of the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the sum of the One-Month LIBOR in effect on such day plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the One-Month LIBOR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the One-Month LIBOR, respectively.

“Anti-Corruption Laws” means all laws, rules and regulations of the United States applicable to Parent or its Subsidiaries from time to time intended to prevent or restrict bribery or corruption.

“Applicable Margin” shall mean (i) with respect to Revolving Loans, a rate per annum equal to (x) 2.00%, in the case of ABR Loans and (y) 3.00% in the case of Eurodollar Loans ~~and~~, (ii) with respect to Class B Term Loans, a rate per annum equal to (1) in the event the Rating by Moody’s is Ba3 or better and the Rating by S&P is BB- or better, 1.50% in the case of ABR Loans and 2.50% in the case of Eurodollar Loans and (2) otherwise, 1.75% in the case of ABR Loans and 2.75% in the case of Eurodollar Loans and (iii) with respect to Class B-1 Term Loans, a rate per annum equal to (1) in the event the Rating by Moody’s is Ba3 or better and the Rating by S&P is BB- or better, 1.75% in the case of ABR Loans and 2.75% in the case of Eurodollar Loans and (2) otherwise, 2.00% in the case of ABR Loans and 3.00% in the case of Eurodollar Loans. If the Ratings established by Moody’s and S&P shall be changed (other than as a result of a change in the rating system of

“Approved Fund” shall have the meaning given such term in Section 10.02(b).

“ARB Indebtedness” shall mean, with respect to Parent or any of its Subsidiaries, without duplication, all Indebtedness or obligations of Parent or such Subsidiary created or arising with respect to any limited recourse revenue bonds issued for the purpose of financing or refinancing improvements to, or the construction or acquisition of, airport and other related facilities and equipment, the use or construction of which qualifies and renders interest on such bonds exempt from certain federal or state taxes.

“Arranger Fee  ~~Letter~~Letters” shall have the meaning given to such term in Section 2.19.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.02), and accepted by the Administrative Agent, substantially in the form of Exhibit C.

“AVITAS” means AVITAS, Inc.

“Banking Product Obligations” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person in respect of any treasury, depository and cash management services, netting services and automated clearing house transfers of funds services, including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.

“Bankruptcy Code” shall mean The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Event” shall mean, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Law” means the Bankruptcy Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time.  The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members, manager or managers or any controlling committee of managing members or managers thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing” shall mean the incurrence, conversion or continuation of Loans of a single Type made from all the Revolving Lenders, the Term B Lenders or the Term B-1 Lenders, as the case may be, on a single date and having, in the case of Eurodollar Loans, a single Interest Period.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in New York City are required or authorized to remain closed (and, for a Letter of Credit, other than a day on which the Issuing Lender issuing such Letter of Credit is closed); provided, however, that when used in connection with the borrowing or repayment of a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits on the London interbank market.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized and reflected as a liability on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Markets Offering” means any offering of “securities” (as defined under the Securities Act) in (a) a public offering registered under the Securities Act, or (b) an offering not required to be registered under the Securities Act (including, without limitation, a

Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel II or Basel III) or (b) compliance by any Lender or Issuing Lender (or, for purposes of Section 2.14(b), by any lending office of such Lender or Issuing Lender through which Loans and/or Letters of Credit are issued or maintained or by such Lender’s or Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Parent and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act));

(2) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent  (measured by voting power rather than number of shares), other than (A) any such transaction where the Voting Stock of Parent (measured by voting power rather than number of shares) outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of the Voting Stock of such Beneficial Owner (measured by voting power rather than number of shares), or (B) any merger or consolidation of Parent with or into any Person (including any “person” (as defined above)) which owns or operates (directly or indirectly through a contractual  arrangement) a Permitted Business (a “Permitted Person”) or a Subsidiary of a Permitted Person, in each case, if immediately after such transaction no Person (including any “person” (as defined above)) is the Beneficial Owner, directly or indirectly, of more than 50% of the total Voting Stock of such Permitted Person (measured by voting power rather than number of shares); or

(3) during any period of up to 24 consecutive months, a majority of the Board of Directors (excluding vacant seats) of Parent shall cease to consist of Continuing Directors.

“Chase Intercreditor Agreement” shall have the meaning given such term in Section 4.01(d).

“Class”, when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Class B Term Loans, Class B-1 Term Loans or Incremental Term Loans that are not Class B Term Loans or Class B-1 Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Loan Commitment.

“Class B Term Loan Commitment” shall mean the commitment of each Term B Lender to make Class B Term Loans hereunder in an aggregate principal amount  equal to the amount set forth under the heading “Class B Term Loan Commitment” opposite its name in Annex A hereto or in the Assignment and Acceptance pursuant to which such Term B Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Class B Term Loan Maturity Date” shall have the meaning provided in the definition of Term Loan Maturity Date.

“Class B Term Loan Termination Date” shall mean the earlier to occur of (a) the Class B Term Loan Maturity Date and (b) the acceleration of the Class B Term Loans in accordance with the terms hereof.

“Class B Term Loans” has the meaning set forth in Section 2.01(b).

“Class B-1 Term Loan Commitment” shall mean the commitment of each Term B-1 Lender to make Class B-1 Term Loans hereunder in an aggregate principal amount equal to the amount set forth under the heading “Class B-1 Term Loan Commitments” opposite its name in Annex A hereto or in the Assignment and Acceptance pursuant to which such Term B-1 Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Class B-1 Term Loan Maturity Date” shall have the meaning provided in the definition of Term Loan Maturity Date.

“Class B-1 Term Loan Termination Date” shall mean the earlier to occur of (a) the Class B-1 Term Loan Maturity Date and (b) the acceleration of the Class B-1 Term Loans in accordance with the terms hereof.

“Class B-1 Term Loans” has the meaning set forth in Section 2.01(b).

“Closing Date” shall mean the date on which this Agreement has been executed and the conditions precedent set forth in Section 4.01 have been satisfied or waived.

“Closing Date Transactions” shall mean the Transactions other than (x) the borrowing of Loans after the Closing Date and the use of the proceeds thereof, and (y) the request for and issuance of Letters of Credit hereunder after the Closing Date.

“Co-Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Co-Branded Agreement” means that certain Consolidated Amended and Restated Co-Branded Card Marketing Services Agreement, dated as of June 9, 2011 among Parent, United, Mileage Plus Holdings, LLC, Continental and Chase Bank USA, N.A., as may be further amended, amended and restated, modified, supplemented, replaced or extended from time to time.

“Co-Branded Secured Obligations” means, as at any date of determination, the “Full Secured Obligations” (as defined in the Co-Branded Agreement).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means (i) the assets and properties of the Grantors upon which Liens have been granted to the Administrative Agent to secure the Obligations, including without limitation any Additional Collateral and all of the “Collateral” as defined in the Collateral Documents, but excluding all such assets and properties released from such Liens pursuant to the applicable Collateral Document, and (ii) each of the Letter of Credit Account and the Collateral Proceeds Account, together with all amounts on deposit therein and all proceeds thereof.

“Collateral Coverage Ratio” shall mean, as of any date, the ratio of (i) the Appraised Value of the Eligible Collateral as of such date to (ii) the sum, without duplication, of (x) the Total Revolving Extensions of Credit then outstanding (other than LC Exposure that has been Cash Collateralized in accordance with Section 2.02(j)), plus (y) the aggregate principal amount of all Term Loans then outstanding, plus (z) the aggregate amount of all Designated Hedging Obligations that constitute “Obligations” then outstanding (such sum, the “Total Obligations”).

“Collateral Documents” shall mean, collectively, the SRG Security Agreement, the Slot and Gate Security Agreement, the Account Control Agreements and other agreements, instruments or documents that create or purport to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, in each case so long as such agreement, instrument or document shall not have been terminated in accordance with its terms.

“Collateral Material Adverse Effect” shall mean a material adverse effect on the value of the Collateral, taken as a whole.

“Collateral Proceeds Account” shall mean a segregated account or accounts held by or under the control of the Administrative Agent into which the Net Proceeds of any Collateral Sale or Recovery Event may be deposited in accordance with the provisions of this Agreement.

“Collateral Sale” shall mean any sale of Collateral or series of related sales of Collateral having a Fair Market Value in excess of $25,000,000.

“Commitment” shall mean, as to any Lender, the sum of the Revolving Commitment, if any, and the Term Loan Commitment, if any, of such Lender, it being understood that the ~~“~~Term Loan Commitment~~”~~ of a Lender shall remain in effect until the  applicable Term Loans have been funded in full in accordance with this Agreement.

“Commitment Fee” shall have the meaning given to such term in Section 2.20.

“Commitment Fee Rate” shall mean 0.75% per annum.

“Designated Hedging Agreement” means any Hedging Agreement entered into by the Parent or either Co-Borrower and any Person that, at the time such Person entered into such Hedging Agreement, was a Revolving Lender or an Affiliate of a Revolving Lender, as designated by the relevant Lender (or Affiliate of a Lender) and the Parent or such Co- Borrower, by written notice to the Administrative Agent, as a “Designated Hedging Agreement,” which notice shall include a copy of an agreement providing for (i) a methodology agreed to by the Parent or such Co-Borrower, such Lender or Affiliate of a Lender, and the Administrative Agent for reporting the outstanding amount of Designated Hedging Obligations under such Designated Hedging Agreement from time to time, (ii) an agreed-upon maximum amount of Designated Hedging Obligations under such Designated Hedging Agreement that can be included as Obligations, and (iii) the acknowledgment of such Lender or Affiliate of a Lender that its security interest in the Collateral securing such Designated Hedging Obligations shall be subject to the Loan Documents; provided that, after giving effect to such designation, the aggregate agreed-upon maximum amount of all “Designated Hedging Obligations” included as Obligations, together with the aggregate agreed- upon maximum amount of all “Designated Banking Product Obligations” included as Obligations, shall not exceed $100,000,000 in the aggregate; provided, further, that so long as any Revolving Lender is a Defaulting Lender, such Revolving Lender shall not have any rights hereunder with respect to any Designated Hedging Agreement entered into while such Revolving Lender was a Defaulting Lender.

“Designated Hedging Obligations” means, as applied to any Person, all Hedging Obligations of such Person under Designated Hedging Agreements after taking into account the effect of any legally enforceable netting arrangements included in such Designated Hedging Agreements; it being understood and agreed that, on any date of determination, the amount of such Hedging Obligations under any Designated Hedging Agreement shall be determined based upon the “settlement amount” (or similar term) as defined under such Designated Hedging Agreement or, with respect to a Designated Hedging Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any termination payments then due and payable) under such Designated Hedging Agreement.

“Disposition” shall mean, with respect to any property, any sale, lease, sale and leaseback, conveyance, transfer or other disposition thereof.  The terms “Dispose” and “Disposed of” shall have correlative meanings.  For the avoidance of doubt, a reduction in frequency of flight operations over a Route shall not be a “Disposition” with respect to such Route.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale), is convertible or exchangeable for Indebtedness or Disqualified Stock, or is redeemable at the option of the holder of the Capital Stock, in whole or in part (other than as a result of a change of control or asset sale), on or prior to the date that is 91 days after the latest Term Loan Maturity Date then in effect.  Notwithstanding the thereof or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) as a result of a present or former connection between such recipient and the jurisdiction imposing such Taxes (other than a connection arising from such  recipient’s having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement or any Loan Document, or sold or assigned an interest in this Agreement or any Loan Document), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which such recipient is located, (c) in the case of a Foreign Lender, any withholding Tax or gross income Tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except, and then only to the extent that, such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from either Co-Borrower with respect to such withholding Tax pursuant to Section 2.16(a), (d) in the case of a Lender, any withholding Tax that is attributable to such Lender’s failure to deliver the documentation described in Section 2.16(f) or 2.16(g) and (e) any U.S. withholding Tax that is imposed by reason of FATCA.

“Existing Indebtedness” means all Indebtedness of the Parent and its Subsidiaries (other than Indebtedness incurred under clauses (1) or (3) of the definition of “Permitted Debt”) in existence on the Closing Date, until such amounts are repaid.

“Existing Revolver” means the Credit and Guaranty Agreement, dated as of December 22, 2011 among, inter alios, the Co-Borrowers, the Parent, the other subsidiaries of the Parent party thereto as guarantors, the lenders party thereto, and Citibank, N.A., as administrative agent.

“Existing Revolving Commitment” shall have the meaning given to such term in the definition of “Revolving Commitment.”

“Extended Revolving Commitment” shall have the meaning given to such term in Section 2.28(b)(ii).

“Extended Term Loan” shall have the meaning given to such term in Section 2.28(a)(ii).

“Extension” shall mean a Term Loan Extension or a Revolver Extension, as the case may be.

“Extension Amendment” shall have the meaning given to such term in Section 2.28(d).

“Extension Offer” shall mean a Term Loan Extension Offer or a Revolver Extension Offer, as the case may be.

“FAA” shall mean the Federal Aviation Administration of the United States of America and any successor thereto.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity date of any Term Loan.

“LC Commitment” shall mean  $~~1,000,000,000~~1,350,000,000.

“LC Disbursement” shall mean a payment made by an Issuing Lender pursuant to a Letter of Credit issued by it.

“LC Exposure” shall mean, at any time, the sum of (a) the aggregate maximum undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Co- Borrowers at such time; provided, that in the case of any escalating Letter of Credit where the face amount thereof is subject to escalation with no conditions, the LC Exposure with respect to such Letter of Credit shall be determined by referring to the maximum face amount to which such Letter of Credit may be so escalated.  The LC Exposure of any Revolving Lender at any time shall be its Revolving Commitment Percentage of the total LC Exposure at such time.

“Lead Arrangers” shall mean the Joint Lead Arrangers and BNP Paribas.

“Lenders” shall have the meaning set forth in the first paragraph of this Agreement.

“Letter of Credit” shall mean any irrevocable letter of credit issued pursuant to Section 2.02, which letter of credit shall be (i) a standby letter of credit, (ii) issued for general corporate purposes of Parent or any Subsidiary of Parent; provided that in any case the  account party of a Letter of Credit must be a Co-Borrower, (iii) denominated in Dollars and

(iv) otherwise in such form as may be reasonably approved from time to time by the Administrative Agent and the applicable Issuing Lender.

“Letter of Credit Account” shall mean the account established by the

Co-Borrowers under the sole and exclusive control of the Administrative Agent maintained at the office of the Administrative Agent at 270 Park Avenue, New York, NY 10017, designated as the “United Air Lines/Continental Airlines L/C Account” that shall be used solely for the purposes set forth herein.

“Letter of Credit Fees” shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.21.

“LIBO Rate” shall mean, with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum appearing on Bloomberg Page BBAM1 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for Dollar deposits with a maturity comparable to such Interest Period, provided, that solely in respect of the Class B Term Loans  and the Class B-1 Term Loans, the LIBO Rate shall not be less than 0.75%. In the event that the rate identified in the foregoing sentence (without regard to the proviso) is not available at such time for any reason, then such rate shall be the rate at which Dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, provided, solely in respect of the Class B Term Loans and Class B-1 Term Loans, such rate shall not be less than 0.75%.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (but excluding any lease, sublease, use or license agreement or swap agreement or similar arrangement by any Grantor described in clause (e) or (f) of the definition of “Permitted Disposition”), including any conditional sale or other title retention agreement, any option or other agreement to sell or give a security interest in and, except in connection with any Qualified Receivables Transaction, any agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction.

“Liquidity” shall mean the sum of (i) all unrestricted cash and Cash Equivalents of the Parent and its Restricted Subsidiaries (excluding, for the avoidance of doubt, any cash or Cash Equivalents held in accounts subject to Account Control Agreements), (ii) the aggregate principal amount committed and available to be drawn by the Parent and its Restricted Subsidiaries (taking into account all borrowing base limitations or other restrictions) under all revolving credit facilities (including the Revolving Facility) of the Parent and its Restricted Subsidiaries and (iii) the scheduled net proceeds (after giving effect to any expected repayment of existing Indebtedness using such proceeds) of any Capital Markets Offering of the Parent or any of its Restricted Subsidiaries that has priced but has not yet closed (until the earliest of the closing thereof, the termination thereof without closing or the date that falls five (5) Business Days after the initial scheduled closing date thereof).

“Loan Request” shall mean a request by either Co-Borrower, executed by a Responsible Officer of such Co-Borrower, for a Loan in accordance with Section 2.03 in substantially the form of Exhibit D.

“Loans” shall mean, collectively, the Revolving Loans and the Term Loans.

“Loan Documents” shall mean this Agreement, the Collateral Documents, any Intercreditor Agreement, the Administrative Agent Fee Letter, the Arranger Fee ~~Letter~~Letters and any other instrument or agreement (which is designated as a Loan Document therein) executed and delivered by a Co-Borrower or a Guarantor to the Administrative Agent, any Issuing Lender or any Lender, in each case, as the same may be amended, restated, modified, supplemented, extended or amended and restated from time to time in accordance with the terms hereof.

“Net Proceeds Amount” shall have the meaning given such term in Section 2.12(a).

“New Lender” shall have the meaning given to such term in Section 2.27(a).

“No Undisclosed MNPI Representation” by a Person shall mean a representation that such Person is not in possession of any MNPI (other than MNPI which the Person in whose favor such representation is made has elected not to receive).

“Non-Defaulting Lender” shall mean, at any time, a Revolving Lender that is not a Defaulting Lender.

“Non-Extended Revolving Commitment” means the Existing Revolving Commitment set forth in the column “Non-Extended Revolving Commitment” in Section A of Annex A hereto held by the corresponding Revolving Lender as of the Third Amendment Effective Date and any assignment thereof in whole or in part.

“Non-Extending Lender” shall have the meaning given such term in Section 10.08(g).

“Non-Recourse Debt” shall mean Indebtedness:

(1) as to which neither Parent nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (B) is directly or indirectly liable as a guarantor or otherwise; and

(2) as to which the holders of such Indebtedness do not otherwise have recourse to the stock or assets of Parent or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Nonpublic Information” shall mean information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD adopted by the SEC.

“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans and interest accruing after the filing of any petition of bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to either Co-Borrower, whether or not a claim for post-filing or post- petition interest is allowed in such proceeding), the Loans, the Designated Hedging Obligations, the Designated Banking Product Obligations, and all other obligations and liabilities of either Co-Borrower to the Administrative Agent, any Issuing Lender or any  Lender (or (i) in the case of Designated Hedging Obligations, any obligee with respect to such designated Hedging Obligations who was a Lender or an Affiliate of a Lender when the  related Designated Hedging Agreement was entered into, or (ii) in the case of Designated Banking Product Obligations, any obligee with respect to such Designated Banking Product Obligations who was a Lender or a banking Affiliate of any Lender at the time the related

(9) salvage or similar rights of insurers, in each case as it relates to any aircraft, airframe, engine or any Additional Collateral, if any;

(10) in each case as it relates to any aircraft, Liens on appliances, parts, components, instruments, appurtenances, furnishings and other equipment installed on such aircraft and separately financed by a Grantor, to secure such financing;

(11) Liens incurred in the ordinary course of business of Parent or any Restricted Subsidiary of Parent with respect to obligations that do not exceed in the aggregate $10.0 million at any one time outstanding;

(12) Liens on Collateral permitted under the Collateral Document granting a Lien on such Collateral; and

(13) Liens securing the UAL Amended Credit Facility or the Existing Revolver, but no such Lien shall be a Permitted Lien after the Closing Date.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness (or commitments in respect thereof) of Parent or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, extend, refinance, replace, defease or discharge other Indebtedness of Parent or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the original principal amount (or accreted value, if applicable) when initially incurred of the Indebtedness renewed, refunded, extended, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith); provided that with respect to any such Permitted Refinancing Indebtedness that is refinancing secured Indebtedness and is secured by the same collateral, the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness shall not exceed the greater of the preceding amount and the Fair Market Value of the assets securing such Permitted Refinancing Indebtedness;

(2) if such Permitted Refinancing Indebtedness has a maturity date that is after the the latest Term Loan Maturity Date then in effect (with any amortization payment comprising such Permitted Refinancing Indebtedness being treated as maturing on its amortization date), such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity that is (A) equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, extended, refinanced, replaced, defeased or discharged or (B) more than 60 days after the latest Term Loan Maturity Date then in effect;

Subsidiary of Parent in any way other than through an incidental pledge or pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction or (3) subjects any property or asset of Parent or any Subsidiary of Parent (other than accounts receivable and related assets as provided in the definition of “Qualified Receivables Transaction”), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with a Qualified Receivables Transaction, (b) with which neither Parent nor any Subsidiary of Parent has any material contract, agreement, arrangement or understanding (other than pursuant to the Qualified Receivables Transaction) other than (i) on terms no less favorable to Parent or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Parent, and (ii) fees payable in the ordinary course of business in connection with servicing accounts receivable and (c) with which neither Parent nor any Subsidiary of Parent has any obligation to maintain or preserve such Subsidiary’s financial condition, other than a minimum capitalization in customary amounts, or to cause such Subsidiary to achieve certain levels of operating results.  Any such designation by the Board of Directors of a Parent will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of Parent giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any Collateral or any Event of Loss (as defined in the related Collateral Document pursuant to which a security interest in such Collateral is granted to the Administrative Agent, if applicable).

“Refinanced Term Loans” shall have the meaning set forth in Section 10.08(e). “Register” shall have the meaning set forth in Section 10.02(b)(iv).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” shall have the meaning specified in Section 101(22) of the Comprehensive Environmental Response Compensation and Liability Act.

“Replacement Term Loan” shall have the meaning set forth in Section 10.08(e). “Repricing Event” shall mean (a) any prepayment, repayment, refinancing,

substitution or replacement of all or a portion of ~~the~~ Class B Term Loans and/or Class B-1 Term Loans with the proceeds of, or any conversion of such Class B Term Loans and/or Class B-1 Term Loans into, any new or replacement Class of, or new facility of, syndicated term loans (including Replacement Term Loans or other term loans under this Agreement) having an “effective yield” (taking into account interest rate margin and benchmark floors, recurring fees and all upfront or similar fees or original issue discount (amortized over the shorter of (A) the weighted average life to maturity of such term loans and (B) four years)

paid to the lenders providing such Indebtedness, but excluding any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared ratably with all lenders or holders of such term loans in their capacities as lenders or holders of such term loans) less than the “effective yield” applicable to the Class ~~B~~of Term Loans being prepaid, repaid, refinanced, substituted, replaced or converted (determined on the same basis as provided in the preceding parenthetical) and (b) any amendment to this Agreement (including pursuant  to a Replacement Term Loan or other term loans under this Agreement) to ~~the~~any Class B Term Loans and/or Class B-1 Term Loans or any tranche thereof which reduces the “effective yield” applicable to such Class ~~B~~of Term Loans (as determined on the same basis as provided in clause (a)).

“Required Class Lenders” shall mean (i) with respect to any Class of Term Loans, the Term Lenders having more than 50% of all outstanding Term Loans of such Class and (ii) with respect to the Revolving Loans, the Required Revolving Lenders.

“Required Lenders” shall mean, at any time, Lenders holding more than 50% of

(a) until the Closing Date, the Commitments then in effect and (b) thereafter, the sum of (i) the aggregate principal amount of all Term Loans outstanding and (ii) the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.  The Revolving Extensions of Credit, outstanding Loans and Commitments of any Defaulting Lender shall be disregarded in determining the “Required Lenders” at any time.

“Required Revolving Lenders” shall mean, at any time, Lenders holding more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.  The Revolving Extensions of Credit and Commitments of any Defaulting Lender shall be disregarded in determining the “Required Revolving Lenders” at any time.

“Required Term Lenders” shall mean, at any time, Lenders holding more than 50% of (a) until the Closing Date, the Term Loan Commitments then in effect and (b) thereafter, the aggregate principal amount of all Term Loans outstanding.  The outstanding Loans and Commitments of any Defaulting Lender shall be disregarded in determining the “Required Term Lenders” at any time.

“Responsible Officer” means an Officer.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payments” shall have the meaning set forth in Section 6.01(a).

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revolver Extension” shall have the meaning set forth in Section 2.28(b).

“Revolver Extension Offer” shall have the meaning set forth in Section 2.28(b).

“Revolver Extension Offer Date” shall have the meaning set forth in Section 2.28(b)(i).

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the Revolving Facility Termination Date with respect to the applicable Revolving Commitments.

“Revolving Commitment” shall mean the commitment of each Revolving  Lender to make Revolving Loans and participate in Letters of Credit hereunder in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite its name in Annex A hereto or in the Assignment and Acceptance pursuant to which such Revolving Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.  The original aggregate amount of the Total Revolving Commitments ~~is~~as of the Closing Date was $1,000,000,000~~.~~ (the “Existing Revolving Commitment”) and the incremental aggregate Revolving Commitment amount as of the Third Amendment Effective Date is $350,000,000 (the “2014 Revolving Commitment”), for a Total Revolving Commitment as of the Third Amendment Effective Date of $1,350,000,000.

“Revolving Commitment Percentage” shall mean, at any time, with respect to each Revolving Lender, the percentage obtained by dividing its Revolving Commitment at such time by the Total Revolving Commitment or, if the Revolving Commitments have been terminated, the Revolving Commitment Percentage of each Revolving Lender that existed immediately prior to such termination.

“Revolving Extensions of Credit” shall mean, as to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding and (b) such Lender’s Revolving Commitment Percentage of the LC Exposure then outstanding.

“Revolving Facility” shall mean the Revolving Commitments and the Revolving Loans made and Letters of Credit issued thereunder.

“Revolving Facility Maturity Date” shall mean, with respect to (a) Non-Extended Revolving Commitments that have not been extended pursuant to Section 2.28, April 1, 2018, ~~and~~ (b) with respect to 2014 Extended Revolving Commitments and 2014 Revolving Commitments that have not been extended pursuant to Section 2.28, January 2, 2019 and (c) with respect to any Extended Revolving Commitments, the final maturity date therefor as specified in the applicable Extension Offer accepted by the respective Revolving Lender or Revolving Lenders.

“Revolving Facility Termination Date” shall mean the earlier to occur of (a) the Revolving Facility Maturity Date with respect to the applicable Revolving Commitments, (b) the acceleration of the Loans (if any) and the termination of the Commitments in accordance with the terms hereof and (c) the termination of the applicable Revolving Commitments as a whole pursuant to Section 2.11.

“Revolving Lender” shall mean each Lender having a Revolving Commitment.

“Revolving Loan” shall have the meaning set forth in Section 2.01(a).

“Route” means the authority of a Co-Borrower or, if applicable, another Grantor, pursuant to Title 49 or other applicable law, to operate scheduled service between a specifically designated pair of terminal points and intermediate points, if any, including applicable frequencies, exemption and certificate authorities.

“Sale of a Grantor” means, with respect to any Collateral, an issuance, sale, lease, conveyance, transfer or other disposition of the Capital Stock of the applicable Grantor that owns such Collateral other than (1) an issuance of Equity Interests by a Grantor to Parent or another Restricted Subsidiary of Parent, and (2) an issuance of directors’ qualifying shares.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“Sanctioned Country” means, at any time, a country or territory which is itself the subject or target of any Sanctions, which as of the Third Amendment Effective Date include Cuba, Iran, North Korea, Sudan and Syria.

“Sanctioned Person” means, at any time, (a) a Person which is subject or target of any Sanctions or (b) any Person owned or controlled by any such Person or Persons.

“S&P” shall mean Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 1110” means 11 U.S.C. Section 1110 of the Bankruptcy Code or any successor or analogous section of the federal bankruptcy law in effect from time to time.

“Secured Parties” shall mean the Administrative Agent, the Issuing Lenders, the Lenders and all other holders of Obligations.

“Securities Act” shall mean the Securities Act of 1933, as amended. “SH&E” means ICF SH&E, Inc.

“Significant Subsidiary” means any Restricted Subsidiary of Parent that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Agreement.

the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(2)           any partnership, joint venture or limited liability company of which (A) more than 50% of the capital accounts, distribution rights, total  equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise and (B) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, assessments, fees, deductions, charges or withholdings imposed by any Governmental Authority including any interest, additions to tax or penalties applicable thereto.

“Termination Date” shall mean (i) with respect to the Revolving Loans, the Revolving Facility Termination Date applicable to the related Revolving Commitments ~~and~~, (ii) with respect to the Class B Term Loans, the Class B Term Loan Termination Date and (iii) with respect to the Class B-1 Term Loans, the Class B-1 Term Loan Termination Date.

“Term B Lender” shall mean each Lender having a Term Loan Commitment for Class B Term Loans or, as the case may be, an outstanding Class B Term Loan.

“Term  B-1 Lender” shall mean each Lender having a Term Loan Commitment  for Class B-1 Term Loans or, as the case may be, an outstanding Class B-1 Term Loan.

“Term Lender” shall mean each Lender having a Term Loan Commitment or, as the case may be, an outstanding Term Loan.

“Term Loan” means the Class B Term Loans, the Class B-1 Term Loans and any other Class of Term Loan hereunder.

“Term Loan Commitment” shall mean the commitment of each Term Lender to make the Term Loans hereunder ~~and, in the case of the Class B Term Loans, in an aggregate principal amount not to exceed the amount set forth under the heading “~~, including the Class B Term Loan ~~Commitment” opposite its name in Annex A hereto or in the Assignment and Acceptance pursuant to which such Term Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof~~. ~~The aggregate amount of the~~Commitments and the Class B-1 Term Loan Commitments ~~as of the Closing Date is~~

~~$900,000,000.  The Term Loan Commitments as of the Closing Date are for Class B Term Loans.~~.

“Term Loan Extension” shall have the meaning given to such term in Section 2.28(a).

“Term Loan Extension Offer” shall have the meaning given to such term in Section 2.28(a).

“Term Loan Extension Offer Date” shall have the meaning given to such term in Section 2.28(a)(i).

“Term Loan Facility” shall mean the Term Loan Commitments and the Term Loans made thereunder.

“Term Loan Maturity Date” shall mean, with respect to (a) Class B Term Loans that have not been extended pursuant to Section 2.28, April 1, 2019, ~~and~~ (b) Class B-1 Term Loans that have not been extended pursuant to Section 2.28, September 15, 2021, and (c) with respect to Extended Term Loans, the final maturity date therefor as specified in the applicable Extension Offer accepted by the respective Term Lenders (as the same may be further extended pursuant to Section 2.28).

“Term Loan Termination Date” shall mean ~~the earlier to occur of~~with respect to (a) the Class B Term Loans, the Class B Term Loan ~~Maturity~~Termination Date and (b)  with respect to the ~~acceleration of the~~Class B-1 Term Loans ~~in accordance with the terms hereof~~, the Class B-1 Term Loan Termination Date.

“Third Amendment” means the Third Amendment to Credit and Guaranty Agreement, dated as of September 15, 2014, among the Borrower, Parent, JPMorgan Chase Bank, N.A. (as Administrative Agent, Issuing Lender and Term B-1 Lender) and the Lenders party thereto.

“Third Amendment Effective Date” shall mean the date on which the conditions precedent set forth in Section 2 of the Third Amendment have been satisfied or waived in accordance with the terms thereof.

“Title 14” means Title 14 of the U.S. Code of Federal Regulations, including Part 93, Subparts K and S thereof, as amended from time to time or any successor or recodified regulation.

“Title 49” shall mean Title 49 of the United States Code, which, among other things, recodified and replaced the U.S. Federal Aviation Act of 1958, and the rules and regulations promulgated pursuant thereto, and any subsequent legislation that amends, supplements or supersedes such provisions.

“Tooling” shall mean tooling inventory owned by either Co-Borrower or, if applicable, any other Grantor, including but not limited to dies, molds, tooling, casting patterns, gauges, jigs, racks and stands for engines, cowls, radome and wheels, aircraft jacks,

Lender, which Revolving Loans may be repaid and reborrowed in accordance with the provisions of this Agreement.  At no time shall the sum of the then outstanding aggregate principal amount of the Revolving Loans plus the LC Exposure exceed the Total Revolving Commitment.

(ii)  Each Borrowing of a Revolving Loan shall be made from the Revolving Lenders pro rata in accordance with their respective Revolving Commitments;  provided, however, that the failure of any Revolving Lender to make any Revolving Loan shall not in itself relieve the other Revolving Lenders of their obligations to lend.

(b)          ~~Closing Date~~ Term Loan Commitments.  (i) Each Term B Lender severally, and not jointly with the other Term B Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make a term loan denominated in Dollars (each a “Class B Term Loan” and collectively the “Class B Term Loans”) to either Co-Borrower on the Closing Date in an aggregate principal amount not to exceed the Term Loan Commitment for the Class B Term Loans of such Term B Lender, which Class B Term Loans shall constitute Term Loans for all purposes of this Agreement and shall be repaid in accordance with the provisions of this Agreement.  Any amount borrowed under this Section 2.01(b)(i) and subsequently repaid or prepaid may not be reborrowed.  Each Term B Lender’s Term Loan Commitment for Class B Term Loans shall terminate immediately and without further action on the Closing Date after giving effect to the funding by such Term B Lender of the Class B Term Loans to be made by it on such date.

(ii) Each Term B-1 Lender severally, and not jointly with the other Term B-1 Lenders, agrees, upon the terms and subject to the conditions herein set forth, to make a term loan denominated in Dollars (each a “Class B-1 Term Loan” and collectively the “Class B-1 Term Loans”) to either Co-Borrower on the Third Amendment Effective Date in an aggregate principal amount equal to the Term Loan Commitment for the Class B-1 Term Loans of such Term B-1 Lender, which Class B-1 Term Loans shall constitute Term Loans for all purposes of this Agreement and shall be repaid in accordance with the provisions of this Agreement.  Any amount borrowed under this Section 2.01(b)(ii) and subsequently repaid or prepaid may not be reborrowed.  Each Term B-1 Lender’s Term Loan Commitment for Class B-1 Term Loans shall terminate immediately and without further action on the Third Amendment Effective Date after giving effect to the funding by such Term B-1 Lender of the Class B-1 Term Loans to be made by it on such date.

(c)          Type of Borrowing.  Each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as either Co-Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Co-Borrowers to repay such Loan in accordance with the terms of this Agreement.  There may be multiple Borrowings incurred, converted or continued on the same day.

in the relevant Extension Amendment with such Revolving Lenders (to the extent such Extension Amendment so provides).

Section 2.03.  Requests for Loans.

(a)          Revolving Loans.  Unless otherwise agreed to by the Administrative Agent in connection with making the initial Revolving Loans, to request a Revolving Loan, the relevant Co-Borrower shall notify the Administrative Agent of such request by (i) telephone or (ii) by hand or by facsimile delivery of a written Loan Request (A) in the case of a Eurodollar Loan, not later than 2:00 p.m., New York City time, three (3) Business Days before the date of the proposed Loan and (B) in the case of an ABR Loan, not later than 11:00 a.m., New York City time, on the date of the proposed Loan.  Each such telephonic Loan request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Loan Request signed by such Co-Borrower.  Each such telephonic Loan request and written Loan Request shall specify the following information in compliance with Section 2.01(a):

(i)           the aggregate amount of the requested Loan (which shall comply with Section 2.01(d));

(ii)           the date of such Loan, which shall be a Business Day;

(iii)           whether such Loan is to be an ABR Loan or a Eurodollar Loan; and

(iv)           in the case of a Eurodollar Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no election as to the Type of Loan is specified, then the requested Loan shall be an ABR Loan.  If no Interest Period is specified with respect to any requested Eurodollar Loan, then the relevant Co-Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Loan Request in accordance with this Section 2.03(a), the Administrative Agent shall advise each Revolving Lender of the details thereof and of the amount of such Revolving Lender’s Loan to be made as part of the requested Loan

(b)          Class B Term Loans.  Unless otherwise agreed to by the Administrative Agent, to request the Class B Term Loans on the Closing Date, the relevant Co-Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Loan, not later than 2:00 p.m., New York City time, two (2) Business Days before the Closing Date and (ii) in the case of an ABR Loan, not later than 1:00 p.m., New York City time one (1) Business Day before the Closing Date.  Each such telephonic Loan request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Loan Request signed by the relevant Co-Borrower.  Each such telephonic and written Loan Request shall specify the following information in compliance with Section 2.01(b):

(i)           the aggregate amount of the requested Loan (which shall comply with Section 2.01(d));

(ii)           the date of such Loan, which shall be a Business Day.

(iii)           whether such Loan is to be an ABR Borrowing or a Eurodollar Loan; and

(iv)           in the case of a Eurodollar Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no election as to the Type of Loan is specified, then the requested Loan shall be an ABR Loan.  If no Interest Period is specified with respect to any requested Eurodollar Loan, then the relevant Co-Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Loan Request in accordance with this Section 2.03(b), the Administrative Agent shall advise each Term B Lender of the details thereof and of the amount of such Term B Lender’s Class B Term Loan to be made as part of the requested Loan.

(c)          Class B-1 Term Loans.  Unless otherwise agreed to by the Administrative Agent, to request the Class B-1 Term Loans on the Third Amendment Effective Date, the relevant Co-Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Loan, not later than 2:00 p.m., New York City time, two (2) Business Days before the Third Amendment Effective Date and (ii) in the case of an ABR Loan, not later than 1:00 p.m., New York City time one (1) Business Day before the Third Amendment Effective Date.  Each such telephonic Loan request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Loan Request signed by the relevant Co-Borrower.  Each such telephonic and written Loan Request shall specify the following information in compliance with Section 2.01(b):

(i)            the aggregate amount of the requested Loan (which shall comply with Section 2.01(d));

(ii)           the date of such Loan, which shall be a Business Day.

(iii)          whether such Loan is to be an ABR Borrowing or a Eurodollar Loan; and

(iv)           in the case of a Eurodollar Loan, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no election as to the Type of Loan is specified, then the requested Loan shall be an ABR Loan.  If no Interest Period is specified with respect to any requested Eurodollar Loan, the relevant Co-Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a Loan Request in accordance with this Section 2.03(b), the Administrative Agent shall advise each Term B-1 Lender of the details thereof and of the amount of such Term B-1 Lender’s Class B-1 Term Loan to be made as part of the requested Loan.

Section 2.04.  Funding of Loans.

(a)          Each Revolving Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, or such earlier time as may be reasonably practicable, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  Upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent will make such Loans available to the relevant Co-Borrower by promptly crediting the amounts so received, in like funds, to an account designated by such  Co-Borrower in the applicable Loan Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.02(e) shall be remitted by the Administrative Agent to the Issuing Lender.

(b)          Each Term B Lender shall make each Class B Term Loan to be made by it hereunder on the Closing Date, and each Term B-1 Lender shall make each Class B-1 Term Loan to be made by it hereunder on the Third Amendment Effective Date (net, in the case of each Class B-1 Term Loan, of original issue discount of 1% of such Class B-1 Term Loan), in each case by wire transfer of immediately available funds by 12:00 p.m.,  New York City time, or such earlier time as may be reasonably practicable, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  Upon satisfaction or waiver of the applicable conditions precedent specified herein, the Administrative Agent will make such Loans available to the relevant Co-Borrower by promptly crediting the amounts so received, in like funds, to an account designated by such Co-Borrower in the applicable Loan Request.

(c)          Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan (or, with respect to any ABR Loan made on same-day notice, prior to 11:00 a.m., New York City time, on the date of such Loan) that such Lender will not make available to the Administrative Agent such Lender’s share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) and/or (b) of this Section 2.04 and may, in reliance upon  such assumption, make available to the relevant Co-Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Co-Borrowers severally agree to pay to the Administrative Agent forthwith upon written demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the relevant Co-Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Co-Borrowers, the interest rate otherwise applicable to such Loan.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Loan and the Co-Borrowers shall not be obligated to repay such amount pursuant to the preceding sentence if not previously repaid.

Section 2.09.  Alternate Rate of Interest.  In the event, and on each occasion, that on the date that is two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Loan, the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Co-Borrowers absent manifest error) that reasonable means do not exist for ascertaining the applicable LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written, facsimile or telegraphic notice of such determination to the Co-Borrowers and the Lenders and, until the circumstances giving rise to such notice no longer exist, any request by a Co-Borrower for a Borrowing of Eurodollar Loans hereunder (including pursuant to a refinancing with Eurodollar Loans and including any request to continue, or to convert to, Eurodollar Loans) shall be deemed a request for a Borrowing of ABR Loans.

Section 2.10.  Amortization of Term Loans; Repayment of Loans; Evidence of Debt.

(a)          Each Co-Borrower hereby jointly and severally and unconditionally promises to pay ~~to the Administrative Agent for the ratable account of each Revolving Lender~~ the then unpaid principal amount of each Revolving Loan then outstanding on the Revolving Facility Termination Date applicable to such Revolving Loan to the Administrative Agent for the ratable account of each Revolving Lender to which such Revolving Facility Termination Date is applicable.

(b)          The principal amount of the Class B Term Loans shall be repaid in consecutive quarterly installments (each, an “Class B Installment”) of $2,250,000, on the last day of each March, June, September and December, commencing on March 31, 2014.  The principal amount of the Class B-1 Term Loans shall be repaid in consecutive quarterly installments (each, a “Class B-1 Installment” and, together with the Class B Installment, the “Installments”) of 0.25% of the original aggregate principal amount of the Class B-1 Term Loans, on the last day of March, June, September and December, commencing on December 31, 2014.  Notwithstanding the foregoing, (1) such Class B Installments or Class B-1 Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Class B Term Loans or Class B-1 Term Loans, respectively, in accordance with Sections 2.12 and 2.13, as applicable, and (2) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the applicable Term Loan Termination Date for such Class of Term Loans.

(c)          Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Co-Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d)          The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Co-Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each

Lender’s share thereof.  The Co-Borrowers shall have the right, upon reasonable notice, to request information regarding the accounts referred to in the preceding sentence.

(e)          The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Co-Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f)          Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the relevant Co-Borrower shall promptly execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns in a form furnished by the Administrative Agent and reasonably acceptable to such Co-Borrower.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.02) be represented by one or more promissory notes in such form payable to such payee and its registered assigns.

Section 2.11.  Optional Termination or Reduction of Revolving Commitments.  Upon at least one (1) Business Day prior written notice to the Administrative Agent, the Co- Borrowers may at any time in whole permanently terminate a Total Revolving Commitment (subject to compliance with Section 2.12(e)), or from time to time in part permanently reduce the Unused Total Revolving Commitment; provided that each such notice shall be revocable at any time prior to such reduction or termination, as the case may be, or to the extent such termination or reduction would have resulted from a refinancing of the Obligations, which refinancing shall not be consummated or shall otherwise be delayed.  Each such reduction of the Unused Total Revolving Commitment shall be in the principal amount not less than $1,000,000 and in an integral multiple of $1,000,000.  Simultaneously with each reduction or termination of the Revolving Commitment, the Co-Borrowers shall pay to the Administrative Agent for the account of each Revolving Lender the Commitment Fee accrued and unpaid on the amount of the Revolving Commitment of such Revolving Lender so terminated or reduced through the date thereof.  Any reduction of the Unused Total Revolving Commitment pursuant to this Section 2.11 shall be applied to reduce the Revolving Commitment of each Revolving Lender on a pro rata basis; provided that the Co-Borrowers may reduce the Non-Extended Revolving Commitments on a better than pro rata basis as compared to the 2014 Extended Revolving Commitments and/or the 2014 Revolving Commitments.

Section 2.12.  Mandatory Prepayment of Loans; Commitment Termination.

(a)          Within five (5) Business Days of Parent or any of its Subsidiaries receiving any Net Proceeds as a result of a Collateral Sale or a Recovery Event in respect of Collateral, if the Co-Borrowers shall not be in compliance with Section 6.09(a) on the date such Net Proceeds are received, the Co-Borrowers shall deposit cash in an amount (the “Net Proceeds Amount”) equal to the amount of such received Net Proceeds (solely to the extent necessary to maintain compliance with Section 6.09(a)) into the Collateral Proceeds Account that is maintained with the Administrative Agent for such purpose and subject to an Account Control Agreement and thereafter such Net Proceeds Amount shall be applied (to the extent not otherwise applied pursuant to the immediately succeeding proviso and solely to the extent the

(c)          Each notice of prepayment shall specify the prepayment date, the principal amount of the Loans to be prepaid and, in the case of Eurodollar Loans, the Borrowing or Borrowings pursuant to which made, shall be irrevocable and shall commit the relevant Co- Borrower to prepay such Loan by the amount and on the date stated therein; provided that such Co-Borrower may revoke any notice of prepayment under this Section 2.13 if such prepayment would have resulted from a refinancing of any or all of the Obligations hereunder, which refinancing shall not be consummated or shall otherwise be delayed.  The Administrative Agent shall, promptly after receiving notice from a Co-Borrower hereunder, notify each Lender of the principal amount of the Loans held by such Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(d)          In the event that, prior to March 27, 2015, there shall occur any Repricing Event, the Co-Borrowers shall pay to the Administrative Agent, for the ratable account of each of the Term Lenders holding Class B Term Loans subject to such Repricing Event, (i) in the case of a Repricing Event of the type described in clause (a) of the definition thereof, a prepayment premium of 1% of the aggregate principal amount of the Class B Term Loans subject to such Repricing Event and (ii) in the case of a Repricing Event of the type described in clause (b) of the definition thereof, an amount equal to 1% of the aggregate principal  amount of the Class B Term Loans subject to such Repricing Event outstanding immediately prior to the effectiveness thereof, in each case unless such fee is waived by the applicable Term Lender.  Any Term B Lender that is a non-consenting Lender in respect of a Repricing Event  of Class B Term Loans may be replaced in accordance with Section 10.08(d) to the  extent permitted thereby; provided that any such Term Lender so replaced shall be entitled to the prepayment premium set forth in the clause (~~x~~i) of the preceding sentence with respect to its Class B Term Loans so assigned unless such fee is waived by such Term B Lender.

(e)          In the event that, prior to March 15, 2015, there shall occur any Repricing Event with respect to the Class B-1 Term Loans, the Co-Borrowers shall pay to the Administrative Agent, for the ratable account of each of the Term Lenders holding Class B-1 Term Loans subject to such Repricing Event, (i) in the case of a Repricing Event of the type described in clause (a) of the definition thereof, a prepayment premium of 1% of the aggregate principal amount of the Class B-1 Term Loans subject to such Repricing Event and (ii) in the case of a Repricing Event of the type described in clause (b) of the definition thereof, an amount equal to 1% of the aggregate principal amount of the Class B-1 Term Loans subject to such Repricing Event outstanding immediately prior to the effectiveness thereof, in each case unless such fee is waived by the applicable Term Lender.  Any Term B-1 Lender that is a non-consenting Lender in respect of a Repricing Event of Class B-1 Term Loans may be replaced in accordance with Section 10.08(d) to the extent permitted thereby; provided that any such Term Lender so replaced shall be entitled to the prepayment premium set forth in the clause (i) of the preceding sentence with respect to its Class B-1 Term Loans so assigned unless such fee is waived by such Term B-1 Lender.

documentation pursuant to this Section 2.16(f) that such Foreign Lender is not legally able to deliver.

(g)          Without limiting the generality of the foregoing, each Foreign Lender shall deliver to the Co-Borrowers and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon request of either Co-Borrower or the Administrative Agent) whichever of the following is applicable:

(i)           two (2) duly executed originals of Internal Revenue Service Form W- 8~~BEN~~BEN-E, claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii)           two (2) duly executed originals of Internal Revenue Service Form W-8ECI,

(iii)           two (2) duly executed originals of Internal Revenue Service Form W- 8IMY, together with applicable attachments,

(iv)           in the case of a Foreign Lender claiming the benefits of exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of either Co-Borrower within the meaning of Section 881(c)(3)(B) of the Code, (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (D) conducting a trade or business in the United States with which the relevant interest payments are effectively connected and (y) two (2) duly executed originals of the Internal Revenue Service Form W-8~~BEN~~BEN-E, or

(v)           any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax and reasonably requested by either Co-Borrower or the Administrative Agent to permit the Co-Borrowers to determine the withholding or required deduction to be made.

A Foreign Lender shall not be required to deliver any form or statement pursuant to this Section 2.16(g) that such Foreign Lender is not legally able to deliver.

(2)          Any Lender that is a “United States Person” (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to the Administrative Agent and Co-Borrowers, on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter when the previously delivered certificates and/or forms expire, or upon request of either Co-Borrower or the Administrative Agent), two (2) copies of Internal  Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such Lender is entitled to an exemption from United States backup withholding tax.

(3)          If a payment made to a Lender under this Agreement or any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(e)          Pro Rata Treatment. (i)  Each payment by the Co-Borrowers of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii)          Each payment (including each prepayment) by the Co-Borrowers on account of principal of and interest on any Class of Term Loans shall be made pro rata according to the respective outstanding principal amounts of such Class of Term Loans then held by the applicable Term Lenders (except that assignments to either Co- Borrower pursuant to Section 10.02(g) shall not be subject to this Section 2.17(e)(ii)).

(iii)          Each payment (including each prepayment) by the Co-Borrowers on account of principal of and interest on the Revolving Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Loans then held by the Revolving Lenders, except for repayments required upon the Revolving Facility Termination Date with respect to the Non-Extended Revolving Commitments.

Section 2.18.  Mitigation Obligations; Replacement of Lenders.

(a)          If the Co-Borrowers are required to pay any additional amount to any Lender under Section 2.14 or to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder, to assign its rights and obligations hereunder to another of its offices, branches or affiliates, to file any certificate or document reasonably requested by either Co-Borrower or to take other reasonable measures, if, in the judgment of such Lender, such designation, assignment, filing or other measures (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Co-Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.  Nothing in this Section 2.18 shall affect or postpone any of the obligations of the Co-Borrowers or the rights of any Lender pursuant to Section 2.14 or 2.16.

(b)          If, after the date hereof, any Lender requests compensation under Section 2.14 or if the Co-Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, then either or both Co-Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, (i) terminate such Lender’s Revolving Commitment, prepay such Lender’s outstanding Loans and provide Cash Collateralization for such Lender’s LC Exposure, as applicable, or (ii) require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.02), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), in any case as of a Business Day specified in such notice from the Co- Borrowers; provided that (i) such terminated or assigning Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed payments attributable to its participations in LC Disbursements, as applicable, accrued interest thereon, accrued fees and all other amounts due, owing and payable to it hereunder at the time of such termination or assignment, from the assignee (to the extent of such outstanding principal and accrued interest and fees in the case of an assignment) or the Co-Borrowers (in the case of all other amounts) and (ii) in the case of an assignment due to payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments.

Section 2.19.  Certain Fees.  The Co-Borrowers shall pay (i) to the Administrative Agent the fees set forth in that certain Administrative Agent Fee Letter dated as of March 13, 2013, between the Administrative Agent and the Co-Borrowers (the “Administrative Agent Fee Letter”) and (ii) to ~~the Joint~~each Lead ~~Arrangers~~Arranger, the fees to which it is entitled as set forth in ~~that certain~~the Arranger Fee Letter, dated ~~as of March 13, 2013, between the Joint Lead Arrangers and the Co-Borrowers~~July 25, 2014 or the Supplemental Letter and Arranger Fee Letter dated July 25, 2014, in each case to which such Lead Arranger is a party (the “Arranger Fee ~~Letter~~Letters”), in each case at the times set forth therein.

Section 2.20.  Commitment Fee and Upfront Fee.

(a)          The Co-Borrowers shall pay to the Administrative Agent for the accounts of the Revolving Lenders a commitment fee (the “Commitment Fee”) for the period commencing on the Closing Date to the Revolving Facility Termination Date with respect to the applicable Revolving Commitments or the earlier date of termination of the applicable Revolving Commitment, computed (on the basis of the actual number of days elapsed over a year of 360 days) at the Commitment Fee Rate on the average daily Unused Total Revolving Commitment.  Such Commitment Fee, to the extent then accrued, shall be payable quarterly in arrears (a) on the last Business Day of each March, June, September and December, (b) on the Revolving Facility Termination Date with respect to the applicable Revolving Commitments, and (c) as provided in Section 2.11 hereof, upon any reduction or termination in whole or in part of the Total Revolving Commitment.

(b)          The Co-Borrowers shall pay on the Closing Date to each Revolving Lender as of such date, an upfront fee (the “Original Upfront Fee”) in an amount equal to 1.00% of the amount of such Lender’s Existing Revolving Commitment. The Co-Borrowers shall pay on the Third Amendment Effective Date an upfront fee (the “2014 Upfront Fee” and together with the Original Upfront Fee, the “Up Front Fees”) (i) to each Revolving Lender holding a 2014 Revolving Commitment as of such date, in an amount equal to (i) 1.00% of the amount of such Revolving Lender’s 2014 Revolving Commitment and (ii) to each Revolving Lender holding a 2014 Extended Revolving Commitment as of such date in an amount equal to 0.15% of the amount of such Revolving Lender’s 2014 Extended Revolving Commitment as of such date

Section 2.21.  Letter of Credit Fees.  The Co-Borrowers shall pay with respect to each Letter of Credit (i) to the Administrative Agent for the account of the Revolving Lenders a fee calculated (on the basis of the actual number of days elapsed over a year of 360 days) at the per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the daily average LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), to be shared ratably among the Revolving Lenders and (ii) to each Issuing Lender (with respect to each Letter of Credit issued by it), such Issuing Lender’s customary and reasonable fees as may be agreed by the Issuing Lender and the Co-Borrowers for issuance, amendments and processing referred to in Section 2.02.

In addition, the Co-Borrowers agree to pay each Issuing Lender for its account a fronting fee of 0.125% per annum in respect of each Letter of Credit issued by such Issuing Lender, for the period from and including the date of issuance of such Letter of Credit to and including the date of termination of such Letter of Credit.  Accrued fees described in this paragraph in respect of each Letter of Credit shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Revolving Facility Termination Date with respect to the applicable Revolving Commitments.  So long as no Event of Default has occurred, fees accruing on any Letter of Credit outstanding after the applicable Revolving Facility Termination Date shall be payable quarterly in the manner described in the immediately preceding sentence and on the date of expiration or termination of any such Letter of Credit.

Section 2.22.  Nature of Fees.  All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent, as provided herein and in the Administrative Agent Fee Letter, provided that Fees payable under the Arranger Fee ~~Letter~~Letters shall be paid as provided therein.  Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.23.  Right of Set-Off.  Upon the occurrence and during the continuance of any Event of Default pursuant to Section 7.01(b), the Administrative Agent and each Lender (and their respective banking Affiliates) are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding deposits in the Escrow Accounts, Payroll Accounts and other accounts, in each case, held in trust for an identified beneficiary) at any time held and other indebtedness at any time owing by the Administrative Agent and each such Lender (or any of such banking Affiliates) to or for the credit or the account of either Co-Borrower or any Guarantor against any and all of any such overdue amounts owing under the Loan Documents, irrespective of whether or not the Administrative Agent or such Lender shall have made any demand under any Loan Document; provided that in the event that any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.26(g) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders and the Lenders and (y) the  Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  Each Lender and the Administrative Agent agree promptly to notify the the Administrative Agent (which shall promptly notify the Revolving Lenders thereof), and in such event the provisions of Section 2.26(g) will apply to all amounts thereafter paid by either Co-Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that (i) no Event of Default shall have occurred and be continuing and (ii) such termination shall not be deemed to be a waiver or release of any claim either Co-Borrower, the Administrative Agent, any Issuing Lender, or any Lender may have against such Defaulting Lender.

(i)          If the Co-Borrowers, the Administrative Agent and the Issuing Lenders agree in writing that a Revolving Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the Revolving Lenders, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any amounts then held in the segregated account referred to in Section 2.26(g)), such Revolving Lender shall purchase at par such portions of outstanding Revolving Loans of the other Revolving Lenders, and/or make such other adjustments, as the Administrative Agent may determine to be necessary to cause the Revolving Lenders to hold Revolving Loans on a pro rata basis in accordance with their respective Revolving Commitments, whereupon such Revolving Lender shall cease to be a Defaulting Lender and will be a Non-Defaulting Lender (and the LC Exposure of each Revolving Lender shall automatically be adjusted on a prospective basis to reflect the foregoing); provided that no adjustments shall be made retroactively with respect to fees accrued while such Revolving Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender shall constitute a waiver or release of any claim of any party hereunder arising from such Revolving Lender’s having been a Defaulting Lender.

(j)          Notwithstanding anything to the contrary herein, (x) any Lender that is an Issuing Lender hereunder may not be replaced in its capacity as an Issuing Lender at any time that it has a Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such Issuing Lender have been made with respect to such outstanding Letters of Credit and the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 8.05.

Section 2.27.  Increase in Commitment.

(a)          Borrower Request.  The Co-Borrowers may by written notice to the Administrative Agent request (x) prior to ~~the~~any Revolving Facility Maturity Date with respect to the Revolving Commitments then in effect, an increase to the existing applicable Revolving Commitments and/or (y) at any time the establishment of one or more new Term Loan Commitments (each, an “Incremental Term Loan Commitment”) by an amount not less than $50,000,000 individually.  Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which the Co-Borrowers propose that the increased or new Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom the Co-Borrowers propose any portion of such increased or new Commitments be allocated (each, a “New Lender”) and the amounts of such allocations;

provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment.

(b)          Conditions.  The increased or new Commitments shall become effective, as of such Increase Effective Date provided that:

(i)           each of the conditions set forth in Section 4.02 shall be satisfied on or prior to such Increase Effective Date;

(ii)           no Event of Default shall have occurred and be continuing or would result from giving effect to the increased or new Commitments on, or the making of any new Loans on, such Increase Effective Date;

(iii)           after giving pro forma effect to the increased or new Commitments and any new Loans to be made on such Increase Effective Date, the Co-Borrowers shall be in pro forma compliance with the covenant set forth in Section 6.09(a); and

(iv)           the Co-Borrowers shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c)          Terms of New Loans and Commitments.  The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

(i)           terms and provisions with respect to interest rates, maturity date and amortization schedule of Loans made pursuant to any Incremental Term Loan Commitments (“Incremental Term Loans”) shall be as agreed upon between the Co-Borrowers and the applicable Lenders providing such Loans (it being understood that the Incremental Term Loans may be part of the Class B Term Loans, the Class B-1 Term Loans or any other Class of Term Loans);

(ii)           the Weighted Average Life to Maturity of any Loans made pursuant to Incremental Term Loan Commitments shall be no shorter than the Weighted Average Life to Maturity of the existing Term Loans;

(iii)           the interest rate margins for the new Incremental Term Loans shall be determined by the Co-Borrowers and the applicable Lenders providing such Loans; provided, however, that the interest rate margins for such new Incremental Term Loans shall not be greater than the highest interest rate margins that may, under any circumstances, be payable with respect to any existing Term Loans plus 50 basis points unless the interest rate margins with respect to the applicable existing Term Loans are increased by an amount equal to (x) the excess of the interest rate margins with respect to such Incremental Term Loans over the corresponding interest rate margins on the respective applicable existing Term Loans minus (y) 50 basis points; provided, that in determining the excess of the interest rate margins between the Incremental Term  Loans and the applicable existing Term Loans for purposes of the foregoing clause (x), (1) original issue discount or upfront or similar fees (collectively, “OID”) payable by

(as amended), taken as a whole as of the Closing Date did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein not misleading in light of the circumstances in which such information was provided; provided that, with respect to projections, estimates or other forward-looking information the Co- Borrowers and the Guarantors represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(b)          The Annual Report on Form 10-K of Parent most recently filed with the SEC, and each Quarterly Report on Form 10-Q and Current Report on Form 8-K of Parent filed with the SEC subsequently and prior to the date that this representation and warranty is being made, did not as of the date filed with the SEC (giving effect to any amendments thereof made prior to the date that this representation and warranty is being made) contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.05.  Financial Statements; Material Adverse Change.

(a)          The audited consolidated financial statements of Parent and its Subsidiaries for the fiscal year ended December 31, 2012, included in Parent’s Annual Report on Form 10-K for 2012 filed with the SEC, as amended, present fairly, in all material respects, in accordance with GAAP, the financial condition, results of operations and cash flows of Parent and its Subsidiaries on a consolidated basis as of such date and for such period.

(b)          Except as disclosed in Parent’s Annual Report on Form 10-K for 2012 or any subsequent report filed by Parent on Form 10-Q or Form 8-K with the SEC, since December 31, 2012, there has been no Material Adverse Change.

Section 3.06.  Ownership of Subsidiaries.  As of the Closing Date, other than as set forth on Schedule 3.06, (a) each of the Persons listed on Schedule 3.06 is a wholly-owned, direct or indirect Subsidiary of Parent, and (b) Parent owns no other Subsidiaries (other than Immaterial Subsidiaries), whether directly or indirectly.

Section 3.07.  Liens.  There are no Liens of any nature whatsoever on any Collateral other than Permitted Liens.

Section 3.08.  Use of Proceeds.  The proceeds of the Loans, and the Letters of Credit, shall be used for working capital or other general corporate purposes of the Co-Borrowers, the Guarantors and their respective Subsidiaries (including, in the case of Class B Term Loans, the repayment of amounts outstanding under the UAL Amended Credit Facility and, in the case of Class B-1 Term Loans, the repayment of amounts outstanding with respect to the 6.75% Notes and, in each case the payment of transaction costs, fees and expenses as contemplated hereby and as referred to in Sections 2.19 and 2.20).

Section 3.09.  Litigation and Compliance with Laws.

(a)          Except as disclosed in Parent’s Annual Report on Form 10-K for 2012 or any subsequent report filed by Parent on Form 10-Q or Form 8-K with the SEC since December

Administrative Agent, for the benefit of the Secured Parties, shall have a first priority perfected security interest and/or mortgage (or comparable Lien) in all of such Collateral to the extent that the Liens on such Collateral may be perfected upon the filings or recordations or upon the taking of the actions described in clauses (a) and (b) above, subject in each case only to Permitted Liens, and such security interest is entitled to the benefits, rights and protections afforded under the Collateral Documents applicable thereto (subject to the qualification set forth in the first sentence of this Section 3.15).

Section 3.16.  Payment of Taxes.  Each of Parent and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed by it and has paid or caused to be paid when due all Taxes required to have been paid by it, except and solely to the extent that, in each case (a) such Taxes are being contested in good faith by appropriate proceedings or (b) the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

Section 3.17. Anti-Corruption Laws and Sanctions.  Parent has implemented and maintains in effect policies and procedures intended to ensure compliance by Parent, its Subsidiaries and, when acting in such capacity, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and Parent and its Subsidiaries are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of Parent, any of its Subsidiaries or to the knowledge of Parent any of their respective directors or officers is a Sanctioned Person.

SECTION 4.

CONDITIONS OF LENDING

Section 4.01.  Conditions Precedent to Closing.  This Agreement shall become effective on the date on which the following conditions precedent shall have been satisfied (or waived by the Lenders in accordance with Section 10.08 and by the Administrative Agent):

(a)          Supporting Documents.  The Administrative Agent shall have received with respect to each of the Co-Borrowers and the Guarantors in form and substance reasonably satisfactory to the Administrative Agent:

(i)           a certificate of the Secretary of State of the state of such entity’s incorporation or formation, dated as of a recent date, as to the good standing of that entity (to the extent available in the applicable jurisdiction) and as to the charter documents on file in the office of such Secretary of State;

(ii)           a certificate of the Secretary or an Assistant Secretary (or similar officer), of such entity dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate of incorporation or formation and the by- laws or limited liability company or other operating agreement (as the case may be) of that entity as in effect on the date of such certification, (B) that attached thereto is a true and complete copy of resolutions adopted by the board of directors, board of managers or members of that entity authorizing the Borrowings and Letter of Credit the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Administrative Agent, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 5.04.  Corporate Existence.  Parent shall do or cause to be done all things reasonably necessary to preserve and keep in full force and effect:

(1)           its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the  respective organizational documents (as the same may be amended from time to time) of Parent or any such Restricted Subsidiary; and

(2)           the rights (charter and statutory) and material franchises of Parent and its Restricted Subsidiaries; provided, however, that Parent shall not be required to preserve any such right or franchise, or the corporate, partnership or other existence of it or any of its Restricted Subsidiaries, if its Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of Parent and its Subsidiaries, taken as a whole, and that the loss thereof would not, individually or in the aggregate, have a Material Adverse Effect.

For the avoidance of doubt, this Section 5.04 shall not prohibit any actions permitted by Section 6.10 hereof or described in Section 6.10(b).

Section 5.05.  Compliance with Laws.  Parent shall comply, and cause each of its Restricted Subsidiaries to comply, with all applicable laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Parent will maintain in effect policies and procedures intended to ensure compliance by Parent, its Subsidiaries and, when acting in such capacity, their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

Section 5.06.  Designation of Restricted and Unrestricted Subsidiaries.

(a)          The Board of Directors of Parent may designate any Restricted Subsidiary of it (other than a Co-Borrower) to be an Unrestricted Subsidiary if that designation would not  cause a Default.  If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Parent and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be  an Investment made as of the time of the designation.  That designation will be permitted only if the Investment would be permitted at that time under Section 6.01 and if the Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.”

(b)          Any designation of a Subsidiary of Parent as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy

(4)           the Subject Company shall have delivered to the Administrative Agent an Officer’s Certificate stating that such consolidation, merger or transfer complies with this Agreement.

In addition, a Subject Company will not, directly or indirectly, lease all or substantially all of the properties and assets of such Subject Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

(b)          Section 6.10(a) will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Parent and/or its Restricted Subsidiaries. Clauses (3) and (4) of Section 6.10(a) will not apply to the Airlines Merger, the Airline/Parent Merger or any merger, consolidation or transfer of assets:

(1)           between or among Parent and any of Parent’s Restricted Subsidiaries;

(2)           between or among any of Parent’s Restricted Subsidiaries; or

(3)           with or into an Affiliate solely for the purpose of reincorporating a Subject Company in another jurisdiction.

(c)          Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of any Subject Company in a transaction that is subject to, and that complies with the provisions of, Section 6.10(a), the successor Person formed by such consolidation or into or with which such Subject Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Agreement referring to such Subject Company shall refer instead to the successor Person and not to such Subject Company), and may exercise every right and power of such Subject Company under this Agreement with the same effect as if such successor Person had been named as such Subject Company herein; provided, however, that the predecessor Subject Company, if applicable, shall not be relieved from the obligation to pay the principal of, and interest, if any, on the Loan except in the case of a sale of all of such Subject Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 6.10(a) hereof.

Section 6.11. Use of Proceeds.  Parent will not use, and will not permit any of its Subsidiaries to use, the proceeds of any Borrowing or any Letter of Credit (A) in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country (except to the extent permitted by applicable law), or (C) in any manner that would result in the violation of any Sanctions applicable to Parent or any of its Subsidiaries.

ANNEX A
to Credit and Guaranty Agreement

LENDERS AND COMMITMENTS

                A.          Existing Revolving Commitments

Revolving Lender                                                               Non-Extended                         2014 Extended Revolving
    Revolving                                         Commitment
 Commitment
~~J.P. Morgan Securities LLC                                                                                                   $125,000,000~~
~~Barclays~~ Bank ~~PLC~~of America, N.A.                                                                                           $115,000,000
~~Merrill Lynch, Pierce, Fenner & Smith~~                                                                                        $115,000,000
~~Incorporated~~Barclays Bank PLC
Citibank, N.A.                                                                                                                                 $115,000,000
Crédit Agricole Corporate ~~&~~and                                                                                                  $60,000,000
Investment Bank
Credit Suisse ~~Securities (USA) LLC~~AG                                                                                      $115,000,000
Cayman Islands Branch
Deutsche Bank ~~Securities Inc.~~AG New                                                                                       $125,000,000
York Branch
Goldman Sachs Bank USA                                                                                                   $~~115,000,000~~80,000,000

ING Capital LLC                                                               $35,000,000
JPMorgan Chase Bank, N.A.                                                                                                   $125,000,000
Morgan Stanley Bank, N.A.                                                                                                      $50,000,000
Morgan Stanley Senior Funding, Inc.                                                                               $~~115,000,000~~55,000,000
Opus Bank                                                                                                                                   $10,000,000
TOTAL:                                                                             $35,000,000                             $~~1,000,000,000~~965,000,000

                B.          2014 Revolving Commitments

Revolving Lender                                                                              2014 Revolving Commitment
Citigbank, N.A.                                                                                      $45,000,000
Credit Suisse AG Cayman Islands Branch                                      $25,000,000
JPMorgan Chase Bank, N.A.                                                              $45,000,000
BNP Paribas                                                                                           $100,000,000
Barclays Bank PLC                                                                              $30,000,000
Bank of America, N.A.                                                                          $20,000,000
Crédit Agricole Corporate and Investment                                       $25,000,000
Bank
Goldman Sachs Bank USA                                                                   $25,000,000
Morgan Stanley Senior Funding, Inc.                                                $20,000,000
Deutsche Bank AG New York Branch                                              $15,000,000
TOTAL:                                                                                                   $350,000,000

C.	Total Revolving Commitments

Revolving Lender                                                                              Total Revolving Commitment

Bank of America, N.A.                                                                                  $135,000,000
Barclays Bank PLC                                                                                      $145,000,000
BNP Paribas                                                                                                   $100,000,000
Citibank, N.A.                                                                                                 $160,000,000
Crédit Agricole Corporate and Investment                                               $85,000,000
Bank
Credit Suisse AG Cayman Islands Branch                                               $140,000,000
Deutsche Bank AG New York Branch                                                       $140,000,000
Goldman Sachs Bank USA                                                                           $105,000,000
ING Capital LLC                                                                                             $35,000,000
JPMorgan Chase Bank, N.A.                                                                       $170,000,000
Morgan Stanley Bank, N.A.                                                                          $50,000,000
Morgan Stanley Senior Funding, Inc.                                                         $75,000,000
Opus Bank                                                                                                       $10,000,000
TOTAL:                                                                                                            $1,350,000,000

~~B~~D.           Class B Term Loan Commitments

Term Lender                                                                                       Class B Term Loan Commitment
JPMorgan Chase Bank, N.A.                                                                  $900,000,000
TOTAL:                                                                                                     $900,000,000

E.	Class B-1 Term Loan Commitments

Term Lender                                                                  Class B-1 Term Loan Commitment
JPMorgan Chase Bank, N.A.                                                                  $500,000,000
TOTAL:                                                                                                       $500,000,000

F.	Lender Notices

Bank of America, N.A.
One Bryant Park
New York, NY 10036

Barclays Bank PLC
745 Seventh Avenue
New York, New York 10019

BNP Paribas
787 Seventh Avenue
New York, NY 10019

Citibank, N.A.
390 Greenwich Street
New York, NY 10013

Crédit Agricole Corporate and Investment Bank
1301 Avenue of the Americas
New York, NY 10019

Credit Suisse AG Cayman Islands Branch
Eleven Madison Avenue
New York, NY 10010

Deutsche Bank AG New York Branch
60 Wall Street
New York, NY 10005-2858

Goldman Sachs Bank USA
200 West Street
New York, NY 10282
ING Capital LLC
Voya Investments LLC (Scottsdale) (as successor to ING Capital LLC)
7337 E Doubletree Ranch Rd, Suite 100
Scottsdale, AZ 85258-2034
JPMorgan Chase Bank, N.A.
383 Madison Avenue
New York, NY 10179

Morgan Stanley Bank, N.A.
One Utah Center.
201 South Main Street, 5th Floor
Salt Lake City, Utah 84111

Morgan Stanley Senior Funding, Inc.
1585 Broadway
New York, NY 10036

Opus Bank
19900 MacArthur Blvd., 12th Floor
Irvine, CA 92612